EXHIBIT 99.1
Federal-Mogul Reports First Quarter 2016 Results

•	Net sales of $1.9 billion, up $62 million

•	Gross profit of $288 million, a 1.5 percentage point margin improvement over Q1 2015

•	Operational EBITDA of $193 million and net income of $35 million
Southfield, Michigan, April 27, 2016 . . . Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced financial results for the first quarter ended March 31, 2016. Net sales for the first quarter were $1,897 million, compared to $1,835 million in Q1 2015, a $62 million or 3 percent increase. Aftermarket sales growth in the U.S. and Canada as well as sales from the acquired valvetrain business, were partially offset by $52 million of negative impact from currency exchange rate fluctuations. Gross profit was $288 million, or 15.2 percent of sales, a 1.5 percentage point margin improvement, compared with Q1 2015. The improved gross profit margin was driven primarily by higher aftermarket sales in the U.S. and Canada, operational improvements in both divisions as well as the favorable impact of ongoing restructuring and integration programs. Net income from continuing operations attributable to Federal-Mogul in the quarter was $35 million, or $0.21 per share, compared with a net loss from continuing operations attributable to Federal-Mogul of $11 million or $(0.07) per share in Q1 2015. Adjusted net income in Q1 2016 was $52 million, or $0.31 per share. Operational EBITDA in Q1 2016 was $193 million, compared to $142 million in Q1 2015.
Division Results
Powertrain Division
Federal-Mogul’s Powertrain division reported first quarter revenue of $1,128 million, compared to $1,138 million in the same prior year period. The slight decrease in Powertrain’s revenue was principally driven by a $30 million negative impact from currency exchange rate fluctuations and a $13 million decrease in inter-segment sales, partially offset by revenue from the acquired valvetrain business.
At constant exchange rates, Federal-Mogul Powertrain Q1 2016 sales were up 2 percent over Q1 2015, primarily due to the valvetrain acquisition and partially offset by continued weakness in the heavy-duty and industrial segments, as well as declines in the Russian and Brazilian markets.
Operational EBITDA in Q1 was $119 million or 10.6 percent of revenue, an $8 million improvement compared to $111 million, or 9.7 percent of revenue in Q1 2015. EBITDA was negatively impacted by the decrease in production in the heavy-duty and industrial segments.
Earlier this month, Federal-Mogul Powertrain was the recipient of a 2016 Automotive News PACE™ award, which recognizes automotive suppliers for superior innovation, technological advancement and business performance. The company earned the award for its Hybrid Induction Welding manufacturing process for steel pistons. The company has earned 14 PACE awards since 2005, a clear demonstration of its commitment to deliver technologies that help its customers to reduce costs, improve engine performance and reduce fuel consumption and emissions.

“While Federal-Mogul Powertrain’s quarter-over-quarter improvement is reflected in the solid 10.6 percent EBITDA return on revenue, our Q1 results were impacted by currency movements and lower engine production in the heavy-duty and industrial vehicle segments,” said Rainer Jueckstock, Federal-Mogul co-CEO and CEO, Federal-Mogul Powertrain. “Despite these factors, we achieved significant improvements in our operational performance during the quarter through focused cost control, impact from previous restructuring actions and material cost savings.”
Motorparts Division
Federal-Mogul’s Motorparts division reported first quarter revenue of $831 million, compared to $773 million in the prior year period. Revenue growth of $80 million was partially offset by a $22 million negative impact from currency exchange rate fluctuations.
At constant exchange rates, Americas sales of $483 million were up 20 percent over the prior-year period, primarily driven by a 26 percent increase in aftermarket sales in the U.S. and Canada. Aftermarket sales in Q1 2015 were negatively impacted by supply chain issues accounting for most of the year-over-year variance. EMEA sales of $285 million remained relatively flat compared to the first quarter of 2015. The Asia Pacific region experienced continued solid growth with increased sales of 24 percent in the China aftermarket and a 14 percent increase in OE sales, partially offset by lower commercial vehicle aftermarket sales and the exit of unprofitable business in Australia.
In Q1 2016, the Motorparts division recorded Operational EBITDA of $74 million, or 8.9 percent of revenue, compared to $31 million, or 4.0 percent of revenue in Q1 2015. The improvement in Operational EBITDA was largely the result of increased aftermarket sales in the U.S. and Canada, benefits from prior period restructuring and integration actions, as well as operational improvements, partially offset by approximately $6 million negative impact from currency exchange rate fluctuations.
Daniel Ninivaggi, Federal-Mogul co-CEO and CEO, Federal-Mogul Motorparts commented, “Our first quarter results reflect continued improvement in our financial performance driven by our prior investments in productivity initiatives, restructuring actions and the integration of recently acquired businesses. While our financial performance improves, we also continue to invest in building a world-class distribution network, innovating new products for our OE and aftermarket customers, and establishing greater customer connectivity through our ‘Tech First’ and technology initiatives supporting technicians and repair shops.”
Proposal from Majority Shareholder
On February 29, 2016, the Company announced it received a proposal from its majority shareholder Icahn Enterprises L.P. (“IEP”) to purchase the shares of the Company’s common stock not owned by IEP for $7.00 per share in a merger transaction. The Company’s Board of Directors subsequently authorized the formation of a special committee consisting of three of the four independent members of the Board of Directors and chaired by Mr. Thomas W. Elward to review and evaluate this proposal and any alternative transactions involving the Company. Following its formation, the special committee engaged Houlihan Lokey Capital, Inc. as its financial advisor and Richards, Layton & Finger as its legal counsel.

The special committee, working with its advisors, has commenced its review and evaluation of the IEP proposal and alternatives thereto. Subsequent to submitting its proposal, IEP advised the Company’s Board of Directors that it was not considering selling its stake in Federal-Mogul at the current time.
Analyst Call
Federal-Mogul will conduct an earnings conference call and audio webcast on Wednesday, April 27 at 9:30 a.m., EDT. To facilitate rapid connection the morning of the call, please click here to pre-register.
To participate in the call:

Domestic calls:	(855) 789-8161
International calls:	(631) 485-4890
Passcode I.D.:	81087128
Further information is available at www.federalmogul.com/investors .
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as sales at constant exchange rates, this measure excludes the effect of currency exchange on current year results; Operational EBITDA; and Adjusted Net Income. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure, please see the financial schedules that accompany this release.
Forward-Looking Statements
Statements contained in this press release which are not historical fact constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul
Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.
Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.
Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.
Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. The company’s aftermarket brands include ANCO ® wiper blades; Champion ® spark plugs, wipers and filters; AE ® , Fel-Pro ® , FP Diesel ® , Goetze ® , Glyco ® , Nüral ® , Payen ® and Sealed Power ® engine products; MOOG ® chassis components; and Ferodo ® , Jurid ® and Wagner ® brake products.
Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The Company has more than 53,000 employees globally. For more information, please visit www.federalmogul.com or contact:

Investor Relations	Media
Jim Zabriskie	Susan Fisher
Federal-Mogul Holdings Corporation	Federal-Mogul Holdings Corporation
+1 (248) 354-8673	+1 (248) 354-0926

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31
	2016	2015
Net sales	$1,897	$1,835
Cost of products sold	(1,609)	(1,584)

Gross profit	288	251

Selling, general and administrative expenses	(198)	(203)
Goodwill and intangible impairment expense, net	—	6
Restructuring charges and asset impairments	(18)	(13)
Amortization expense	(15)	(14)
Other income (expense), net	10	(3)

Operating income (loss)	67	24

Interest expense, net	(37)	(35)
Equity earnings of nonconsolidated affiliates	14	12

Income (loss) from continuing operations before income taxes	44	1
Income tax (expense) benefit	(8)	(11)

Net income (loss)	36	(10)

Less net income attributable to noncontrolling interests	(1)	(1)

Net income (loss) attributable to Federal-Mogul	$35	$(11)

Net income (loss) per common share attributable to Federal-Mogul
Basic and diluted:

Net income (loss)	$0.21	$(0.07)

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	March 31	December 31
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$252	$194
Accounts receivable, net	1,469	1,374
Inventories, net	1,353	1,342
Prepaid expenses and other current assets	210	188

Total current assets	3,284	3,098

Property, plant and equipment, net	2,400	2,353
Goodwill and other indefinite-lived intangible assets	913	903
Definite-lived intangible assets, net	391	404
Investments in nonconsolidated affiliates	313	296
Other noncurrent assets	176	174

TOTAL ASSETS	$7,477	$7,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$157	$138
Accounts payable	945	901
Accrued liabilities	654	582
Current portion of pensions and other postemployment benefits liability	41	40
Other current liabilities	148	159

Total current liabilities	1,945	1,820

Long-term debt	2,958	2,914
Pensions and other postemployment benefits liability	1,128	1,123
Long-term portion of deferred income taxes	372	367
Other accrued liabilities	90	102

Shareholders’ equity:
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 170,636,151 issued shares and 169,040,651 outstanding shares as of March 31, 2016 and December 31, 2015)	2	2
Additional paid-in capital	2,899	2,899
Accumulated deficit	(761)	(796)
Accumulated other comprehensive loss	(1,275)	(1,318)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	848	770

Noncontrolling interests	136	132

Total shareholders’ equity	984	902

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,477	$7,228

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended March 31
	2016	2015
Cash Provided From (Used By) Operating Activities
Net income	$36	$(10)
Adjustments to reconcile net income to net cash provided from (used by) operating activities:
Depreciation and amortization	87	83
Payments against restructuring liabilities	(11)	(16)
Equity earnings of nonconsolidated affiliates	(14)	(12)
Cash dividends received from nonconsolidated affiliates	6	—
Change in pensions and postemployment benefits	(12)	(9)
Restructuring charges and asset impairments	18	12
Deferred tax benefit	(1)	(1)
Loss on sale of equity method investment	—	11
Gain from sales of property, plant and equipment	(9)	(4)
Unrealized foreign currency transaction losses	1	—
Changes in operating assets and liabilities:
Accounts receivable	(70)	(129)
Inventories	11	(101)
Accounts payable	34	108
Other assets and liabilities	27	(31)
Net Cash Provided From (Used by) Operating Activities	103	(99)

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(94)	(108)
Payments to acquire businesses, net of cash acquired	—	(305)
Net proceeds from sale of equity method investment	—	15
Net proceeds from sales of property, plant and equipment	2	8
Transfer of cash balances upon disposition of held for sale operations	(12)	—
Capital investment in non-consolidated affiliates	(1)	—
Net Cash Provided From (Used By) Investing Activities	(105)	(390)

Cash Provided From (Used By) Financing Activities
Proceeds from term loans, net of original issue discount	15	—
Proceeds from equity rights offering net of related fees	—	250
Proceeds from borrowings on revolving line of credit	145	339
Payments on revolving line of credit	(93)	(124)
Principal payments on term loans	(11)	(7)
Decrease in other long-term debt	—	(2)
Increase in short-term debt	4	8
Net remittances on servicing of factoring arrangements	(1)	—
Net Cash Provided From (Used By) Financing Activities	59	464

Effect of foreign currency exchange rate fluctuations on cash	(11)	16

Cash and equivalents at beginning of period	194	332
Cash and cash equivalents of held for sale operations at January 1	12	—
Increase (decrease) in cash and equivalents	46	(9)
Cash and equivalents at end of period	$252	$323

FEDERAL-MOGUL HOLDINGS CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended March 31
	2016	2015
	(millions of dollars)
Powertrain	$119	$111
Motorparts	74	31
Total Operational EBITDA	193	142

Items required to reconcile Operational EBITDA to EBITDA:
Restructuring charges and asset impairments (a)	(18)	(13)
Goodwill and intangible impairment expense, net	—	6
Loss on sale of equity method investment	—	(11)
Financing charges	(3)	(2)
Acquisition related costs	—	(4)
Segmentation costs	—	(1)
Other (b)	(4)	2
EBITDA	168	119

Items required to reconcile EBITDA to net income (loss):
Depreciation and amortization	(87)	(83)
Interest expense, net	(37)	(35)
Income tax (expense) benefit	(8)	(11)
Net income (loss)	$36	$(10)

	Three Months Ended March 31
Footnotes:	2016	2015
(a) Restructuring charges and asset impairments, net:	(millions of dollars)
Restructuring charges related to severance and other charges, net	$(15)	$(12)
Asset impairments, including impairments related to restructuring activities	(3)	(1)
Total Restructuring charges	(18)	(13)

(b) Other reconciling items:
Non-service cost components associated with U.S. based funded pension plans	(3)	—
Stock appreciation rights	—	1
Other	(1)	1
	$(4)	$2
Management utilizes Operational EBITDA as the key performance measure of segment profitability and uses the measure in its financial and operational decision making processes; for internal reporting; and for planning and forecasting purposes to effectively allocate resources. Operational EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for additional amounts. Examples of these adjustments include impairment charges related to goodwill, other long-lived assets and investments; restructuring charges, certain gains or losses on the settlement/extinguishment of obligations; and receivable financing charges. During 2015, the Company modified its definition of Operational EBITDA to adjust for financing charges related to certain receivable financing programs. Comparable periods have been adjusted to conform to this definition.
Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. Management believes this measure provides additional transparency into its core operations and is most reflective of the operational profitability or loss of the Company’s operating segments and reporting units. The measure also allows management and investors to view operating trends, perform analytical comparisons and benchmark performance between periods and among operating segments.

FEDERAL-MOGUL HOLDINGS CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)
ADJUSTED NET INCOME

	Three Months Ended March 31
	2016	2015
Net income (loss)	$36	$(10)
Restructuring and impairment charges, net	18	7
Loss on sale of business	—	11
Legal separation and acquisition related costs	—	5
Net tax impact on above	(2)	(2)
Adjusted net income from continuing operations	$52	$11

Adjusted net income is defined as net income (loss) less restructuring, impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses, gains or losses on the sales of businesses, costs associated with acquisitions, legal separation and headquarters relocation, certain project and integration costs and related tax impact on these items. Within 2015, we modified our definition of adjusted net income to remove the exclusion of strategic costs (distribution footprint initiatives, IS strategic initiatives, other strategic costs, and integration costs). Prior periods have been adjusted accordingly. Adjusted net income reported for Q1 2015 was $38 million.